Exhibit 99.2

PRESS RELEASE

SRI/SURGICAL EXPRESS, INC. ANNOUNCES

NEW CHIEF EXECUTIVE OFFICER

TAMPA, FL— Thursday, November 18, 2004 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC), a Tampa, Florida based surgical supply company, announces the appointment of Christopher Carlton as President, Chief Executive Officer and member of the Board of Directors, effective December 1, 2004. The Nominating and Governance Committee of the Board of Directors served as the Search Committee for recruiting Mr. Carlton.

Mr. Carlton, age 41, has spent his entire career in the medical industry. He began with a variety of sales positions before spending 11 years with Marquette Medical Systems, Inc., a division of General Electric. At GE Marquette, he held several marketing and sales management positions including Southern U.S. Manager, GEMS Cardiology and Director of Sales at Marquette Medical Systems. Mr. Carlton had been President, North America for Dräger Medical, Inc. since 2001. Dräger provides hospital operating rooms with anesthesia delivery, patient monitoring, ventilation, warming therapy, and information systems.

Christopher Carlton said: “I am thrilled to be joining SRI/Surgical Express. This company’s unique operating platform and capabilities allow healthcare providers to improve the standard of patient care, streamline the supply chain and reduce operating costs. I look forward to helping SRI become the preferred provider of central processing solutions in the healthcare industry.”

John Simmons, Chairman of the Board of Directors stated: “We are very fortunate to have Christopher joining us. He is a proven, dynamic and experienced leader who will help SRI/Surgical Express realize its potential and maximize shareholder value.”

SRI/Surgical Express, Inc. (www.surgicalexpress.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI/Surgical Express helps healthcare providers balance their need for quality, safety, efficiency and cost-effectiveness with a unique combination of high-quality reusable and disposable surgical products, outsourced instrument processing services and the industry’s most comprehensive case cart management system. The company operates from ten processing facilities, one disposable pack assembly facility and five service centers located throughout the United States.

FOR FURTHER INFORMATION:	Charles L. Pope, CFO
SRI/Surgical Express, Inc.
(813) 891-9550 Ext. 3177